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                                                                       Exhibit 5
                            FREDRIKSON & BYRON, P.A.
                                ATTORNEYS AT LAW
                            1100 International Centre
                             900 Second Avenue South
                           Minneapolis, MN 55402-3397
                                 (612) 347-7000
                               FAX: (612) 347-7077

                                                   , 2000
                              --------------------
Medtronic, Inc.
7000 Central Avenue N.E.
Minneapolis, Minnesota  55432

         Re:  REGISTRATION STATEMENT ON FORM S-4

Ladies/Gentlemen:

                  We are acting as counsel for Medtronic, Inc. (the "Company"), a Minnesota corporation, in connection with the registration by the Company of 4,270,681 shares of the Company's Common Stock, par value $.10 (the "Shares"), each of which shares includes the Preferred Stock Purchase Rights attached thereto (the "Rights"), pursuant to the Company's Registration Statement on Form S-4 being filed with the Securities and Exchange Commission (the "Registration Statement"). The Shares and the Rights are to be issued in connection with the merger of Trojan Merger Corp. ("Merger Subsidiary"), a wholly-owned subsidiary of the Company, with and into PercuSurge, Inc. ("PercuSurge"), pursuant to the Agreement and Plan of Merger dated as of October 19, 2000 by and among the Company, Merger Subsidiary, and PercuSurge (the "Merger Agreement").

                  In connection with rendering this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements and other instruments, certificates of officers, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein.

                  In connection with our examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

                  Based on, and subject to, the foregoing, it is our opinion that:

                  1. The Company has the corporate authority to issue the Shares and the Rights in the manner and under the terms set forth in the Registration Statement.

                  2. The Shares have been duly authorized and, when issued and delivered to holders of PercuSurge common stock in accordance with the Merger Agreement, will be validly issued, fully paid and nonassessable.

                  3. The Rights have been duly authorized and, when issued and delivered in accordance with the Shareholder Rights Plan referred to in the Registration Statement, will be validly issued, fully paid and nonassessable.

                  We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement, to its use as a part of the Registration Statement and to the use of our name under the caption "Legal Matters" in the Proxy Statement/Prospectus constituting a part of the Registration Statement.

                                                     Very truly yours,


                                                     FREDRIKSON & BYRON, P.A.